Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-219626 on Form S-8, of our report dated March 29, 2018, on our audits of the consolidated financial statements of RBB Bancorp and Subsidiaries and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

March 29, 2018